UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2008

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50364	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5524 East Fourth Street, Tucson, Arizona	85711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On April 11, 2008, the Company entered into a consulting agreement with Steven I. Geringer, a former member of the Board of Directors of the Company, the material terms of which are described below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2008, Steven I. Geringer resigned his positions as a member of the Board of Directors of the Company and Chairman of the Board’s Compensation Committee, for personal reasons. Mr. Geringer will continue to serve the Company as a consultant for a period commencing on April 11, 2008 and terminating on May 31, 2010 (the “Term”) pursuant to the terms of a consulting agreement entered into between the parties ( the “Consulting Agreement”). Mr. Geringer will receive a consulting fee of approximately $6,666.67 per month during the Term of the Consulting Agreement, payable on the 15th day of each calendar month, as well as an award of 1,334 shares of restricted stock (the “initial grant”) under the Company’s 2006 Long Term Incentive Plan (the “Plan”). The initial grant of restricted stock will vest in two equal installments on each of January 2, 2009 and January 3, 2010.

In addition, subject to stockholder approval of an amendment to the Plan, Mr. Geringer will receive (i) on the date of such stockholder approval, an award of non-qualified stock options to purchase 6,666 shares of the Company’s common stock and an award of 1,334 shares of restricted stock, each of which will vest in two equal installments on January 1, 2009 and January 1, 2010; and (ii) on the first business day of 2009, an award of non-qualified stock options to purchase 3,334 shares of the Company’s common stock and 667 shares of restricted stock, which will vest on the first anniversary of the date of grant.

Item 9.01	Financial Statements and Exhibits.

(d)	The following have been filed as exhibits to this Form 8-K:

Exhibit Number	Description

10.1	Consulting Agreement dated as of April 11, 2008 between The Providence Service Corporation and Steven I. Geringer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: April 11, 2008	By:	/s/ Michael N. Deitch
	Name:	Michael N. Deitch
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Consulting Agreement dated as of April 11, 2008 between The Providence Service Corporation and Steven I. Geringer.